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                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE

Contact: Waymon R. Tipton
         Senior Vice President
         (800) 799-8914, ext. 313



                  WORLDCOM TO ACQUIRE BROOKS FIBER PROPERTIES
                      IN $2.9 BILLION TAX-FREE TRANSACTION

                                ----------------

             BROOKS FIBER PROPERTIES' SHAREHOLDERS TO RECEIVE STOCK
                          IN RAPIDLY-GROWING WORLDCOM

ST. LOUIS, Missouri (October 1, 1997) - Brooks Fiber Properties, Inc. (Nasdaq/NM:BFPT) today announced that it has entered into a definitive Agreement and Plan of Merger with WorldCom, Inc. (Nasdaq/NM:WCOM) under which WorldCom will acquire Brooks Fiber in a tax-free merger. Under the terms of the Agreement, Brooks Fiber's shareholders will receive a fixed exchange ratio of 1.65 shares of WorldCom Common Stock for each share of Brooks Fiber, subject to adjustment as described below. Based on the price of WorldCom Common Stock at the close of the market on September 30, 1997 of $35.38, the enterprise value of the transaction is approximately $2.9 billion, or $58.37 per share of Brooks Fiber.

     The fixed exchange rate pricing mechanism will allow Brooks Fiber's shareholders to share in any increase in WorldCom's stock price prior to closing. In addition, the Agreement provides Brooks Fiber's shareholders with certain protections in the event of a downturn in the price of WorldCom stock. If WorldCom's stock were to drop below $35.15 per share, the fixed exchange ratio would convert to a fixed price of $58.00 per Brooks Fiber share. If, additionally, WorldCom's stock were to drop below $31.35 per share, the pricing structure would convert to a fixed exchange ratio of 1.85 shares of WorldCom stock for each share of Brooks Fiber.

     James C. Allen, Brooks Fiber Properties' vice-chairman and chief executive officer, said "Our Company was the recipient of an offer from the one company that possessed a currency representing the kind of growth potential that was attractive to us. WorldCom is ideally positioned to be the premier telecommunications company in the world by virtue of its substantial long distance business, coupled with a national geographic footprint in first and second-tier cities for local exchange services in the United States and in Europe. In addition, the combination of Brooks Fiber's networks with WorldCom's global leadership position as a provider of internet services through fiber optic networks, creates endless opportunities. We are extremely pleased to enter this alliance with such a remarkable company."


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WorldCom to Acquire Brooks Fiber Properties
Page 2
October 1, 1997




     The transaction has been unanimously approved by the Boards of Directors of both WorldCom and Brooks Fiber. It will be treated as a pooling of interests for accounting purposes and is subject to a vote of Brooks Fiber's shareholders, regulatory approvals, required consents and other customary closing conditions. Brooks Fiber stated that it expects that a Special Meeting of Brooks Fiber's shareholders would be called to consider and vote upon approval and adoption of the merger agreement following the filing with and clearance by the Securities and Exchange Commission of its proxy materials.
The parties expect the transaction to close within four to six months.

     Salomon Brothers Inc has served as financial advisor to Brooks Fiber in the structuring and negotiation of the transaction and has rendered its written opinion to the Board of Directors of Brooks Fiber that the merger terms are fair to the holders of Brooks Fiber Common Stock from a financial point of view. In addition, Goldman, Sachs & Co. has been retained as an additional financial advisor to Brooks Fiber.

     WorldCom, Inc. is a global telecommunications company. Operating in more than 50 countries, the company is a premier provider of facilities-based and fully integrated local, long distance, international and internet services. WorldCom's subsidiary, UUNET Technologies, Inc., is a global provider of internet services with over 1,000 Points of Presence (PoPs) throughout the United States and Canada, Europe and the Asia-Pacific region. WorldCom's World Wide Web address is http://www.wcom.com. The common and depositary shares of WorldCom trade on the Nasdaq national market (US) under the symbols WCOM and WCOMP, respectively.

     Brooks Fiber Properties, Inc., headquartered in St. Louis, Missouri, is a leading full-service provider of competitive local telecommunications services in cities across the United States. With networks operational or under construction in 44 U.S. cities, the company provides its customers advanced and reliable high capacity voice, video, data, and other enhanced telecommunications services.

     You can now receive fax copies of recent Brooks Fiber news releases 24 hours a day by calling 1-888-329-2304 and or visit Brooks Fiber on the Internet at www.Brooks.net